AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 10, 2002
                         REGISTRATION NO. 333-__________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           QUICKSILVER RESOURCES INC.
             (Exact name of registrant as specified in its charter)

              Delaware                                  75-2756163
             (State or other jurisdiction            (I.R.S. Employer
               of incorporation or                    Identification No.)
                 organization)

                777 West Rosedale Street, Fort Worth, Texas 76104
                                 (817) 665-5000
          (Address,including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  Glenn Darden
                777 West Rosedale Street, Fort Worth, Texas 76104
                                 (817) 665-5000
                 (Name, address, including zip code, and
          telephone number, including area code, of agent for service)

                                   Copies to:
                                Dean A. Tetirick
                            Cantey & Hanger, L.L.P.
         2100 Burnett Plaza, 801 Cherry Street, Fort Worth, Texas 76102
                                 (817) 877-2883

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [__]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [__]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [__]

     If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box. [___]

                                           CALCULATION OF REGISTRATION FEE
------------------------ ---------------------- ---------------------- ---------------------- ----------------------
                                                      Proposed               Proposed
 Title of Each Class            Amount                 Maximum                Maximum               Amount of
 of Securities to be             to be             Offering Price            Aggregate            Registration
     Registered               Registered              Per Share           Offering Price               Fee
------------------------ ---------------------- ---------------------- ---------------------- ----------------------
Common Stock             750,000 shares (1)           $23.25             $17,437,500            $1,605.00
------------------------ ---------------------- ---------------------- ---------------------- ----------------------

(1) These shares are outstanding shares to be sold from time to time by a selling stockholder. The proposed offering price is estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c), the offering price is computed on the average of the high and low prices of the registrant's common stock, as reported on the New York Stock Exchange, on July 9, 2002.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                   SUBJECT TO COMPLETION, DATED JULY 10, 2002

                                   PROSPECTUS

                           QUICKSILVER RESOURCES INC.

                                 750,000 Shares

                                  Common Stock

     This prospectus relates to 750,000 shares of our common stock that may be sold from time to time by the selling stockholder named in this prospectus.

     We will not receive any of the proceeds from sales by the selling stockholder. Sales may be effected by the selling stockholder at market prices prevailing at the time of the sale, at prices related to market prices or at negotiated prices.

     Our common stock is traded on the New York Stock Exchange under the symbol "KWK." On July 9, 2002, the last reported sale price of our common stock on the NYSE was $23.04 per share.

     We are an independent energy company engaged in the acquisition, development, exploration, production and sale of natural gas and crude oil and the gathering, processing and transmission of natural gas. Our producing properties are principally in the states of Michigan, Wyoming, Montana and Indiana.

     Investing in the common stock involves certain risks. You should carefully consider the risk factors beginning on page 1.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     Our principal executive offices are located at 777 West Rosedale Street in Fort Worth, Texas 76104, and our telephone number is (817) 665-5000.

               The date of this prospectus is _____________, 2002.

     The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                TABLE OF CONTENTS

Risk Factors..................................................................1

Forward-Looking Statements....................................................8

Where You Can Find More Information...........................................9

Quicksilver Resources Inc.....................................................9

Use of Proceeds..............................................................10

Selling Stockholder..........................................................10

Recent Developments..........................................................11

Validity of Common Stock.....................................................11

Experts......................................................................11


     In this prospectus, the terms "Quicksilver," "we," "our," and "us" refer to Quicksilver Resources Inc. and, where appropriate, to our predecessors: Mercury Exploration Company; Quicksilver Energy, L.C.; Michigan Gas Partners Limited
Partnership; and MSR Exploration Ltd. The term "you" refers to a prospective investor.

     You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may be used only where it is legal to sell these securities. The information in this prospectus may be accurate only on the date of this prospectus.

                                  RISK FACTORS

     You should carefully consider the following risk factors:

Because we have a limited operating history, our future operating results are difficult to forecast, and our failure to sustain profitability in the future could adversely affect the market price of our common stock.

     Although our predecessors operated for years in the oil and gas industry prior to our formation, we began operations in 1998, and have a limited operating history in our current form upon which you may base your evaluation of our performance. As a result of our recent formation and our brief operating history, the operating results from the properties contributed by Mercury Exploration Company and others to us when we were formed may not indicate what our future results will be. We cannot assure you that we will maintain the current level of revenues, natural gas and crude oil reserves or production we now attribute to the properties contributed to us when we were formed and those acquired since our formation. Any future growth of our natural gas and crude oil reserves, production and operations could place significant demands on our financial, operational and administrative resources. Our failure to sustain profitability in the future could adversely affect the market price of our common stock.

Natural gas and crude oil prices fluctuate widely, and low prices could have a material adverse impact on our business.

     Our revenues, profitability and future growth depend in part on prevailing natural gas and crude oil prices. Prices also affect the amount of cash flow available for capital expenditures and our ability to borrow and raise additional capital. The amount we can borrow under our credit facility is subject to periodic redetermination based in part on changing expectations of future prices. Lower prices may also reduce the amount of natural gas and crude oil that we can economically produce.

     While prices for natural gas and crude oil may be favorable at any point in time, they fluctuate widely. For example, the wholesale price of natural gas fell from approximately $5.00 per thousand cubic feet in May of 2001 to near $2.00 in January of 2002. Among the factors that can cause this fluctuation are:

     o    the level of consumer product demand;

     o    weather conditions;

     o    domestic and foreign governmental regulations;

     o    the price and availability of alternative fuels;

     o    political conditions in oil and gas producing regions;

     o    the domestic and foreign supply of oil and gas;

     o    the price of foreign imports; and

     o    overall economic conditions.

     Our financial statements are prepared in accordance with generally accepted accounting principles. The reported financial results and disclosures were developed using certain significant accounting policies, practices and estimates. We employ the full cost method of accounting whereby all costs associated with acquiring, exploring for, and developing oil and gas reserves are capitalized and accumulated in separate country cost centers. These capitalized costs are amortized based on production from the reserves. These capitalized cost pools cannot exceed the present value of the underlying oil and gas reserves. A write down of these capitalized costs could be required if oil and/or gas prices fall below a certain value at each reporting period end. Future price declines or increased capitalized costs without incremental increases in oil and gas reserves could require us to record a write down.

Reserve estimates depend on many assumptions that may turn out to be inaccurate and any material inaccuracies in these reserve estimates or underlying assumptions may materially affect the quantities and present value of our reserves.

     The process of estimating oil and gas reserves is complex. It requires interpretations of available technical data and various assumptions, including assumptions relating to economic factors. Any significant inaccuracies in these interpretations or assumptions could materially affect the estimated quantities and present value of reserves shown in the information incorporated by reference into this prospectus from documents filed with the SEC.

     In order to prepare these estimates we and independent reserve engineers engaged by us must project production rates and timing of development expenditures. We and the engineers must also analyze available geological, geophysical, production and engineering data, and the extent, quality and reliability of this data can vary. The process also requires economic assumptions such as natural gas and crude oil prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. Therefore, estimates of natural gas and crude oil reserves are inherently imprecise.

     Actual future production, oil and gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable natural gas and crude oil reserves most likely will vary from our estimates. Any significant variance could materially affect the estimated quantities and present value of reserves shown in the information incorporated by reference into this prospectus from documents filed with the SEC. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development, prevailing natural gas and crude oil prices and other factors, many of which are beyond our control.

     At December 31, 2001, approximately 19% of our estimated proved reserves were undeveloped. Undeveloped reserves, by their nature, are less certain. Recovery of undeveloped reserves requires significant capital expenditures and successful drilling operations. Our reserve data assumes that we will make significant capital expenditures to develop our reserves. Although we have prepared estimates of our natural gas and crude oil reserves and the costs associated with these reserves in accordance with industry standards, we cannot assure you that the estimated costs are accurate, that development will occur as scheduled or that the actual results will be as estimated.

     You should not assume that the present value of future net revenues referred to in the information incorporated by reference into this prospectus from documents filed with the SEC is the current market value of our estimated oil and gas reserves. In accordance with SEC requirements, the estimated discounted future net cash flows from proved reserves are generally based on prices and costs as of the date of the estimate. Actual future prices and costs may be materially higher or lower than the prices and costs as of the date of the estimate. Any changes in consumption by gas purchasers or in governmental regulations or taxation will also affect actual future net cash flows. The timing of both the production and the expenses from the development and production of oil and gas properties will affect the timing of actual future net cash flows from proved reserves and their present value. In addition, the 10% discount factor, which is required by the SEC to be used in calculating discounted future net cash flows for reporting purposes, is not necessarily the most accurate discount factor. The effective interest rate at various times and the risks associated with us or the oil and gas industry in general will affect the accuracy of the 10% discount factor.

We may have difficulty financing our planned growth.

     We have experienced and expect to continue to experience substantial capital expenditure and working capital needs, particularly as a result of our property acquisition and development drilling activities. In the future, we will most likely require additional financing, in addition to cash generated from our operations, to fund our planned growth. If revenues decrease as a result of lower natural gas or crude oil prices or otherwise, we may have limited ability to expend the capital necessary to replace our reserves or to maintain production at current levels, resulting in a decrease in production over time. If our cash flow from operations is not sufficient to satisfy our capital expenditure requirements, we cannot be certain that additional financing will be available to us on acceptable terms or at all. In the event additional capital resources are unavailable, we may curtail our acquisition, development drilling and other activities or be forced to sell some of our assets on an untimely or unfavorable basis.

Our Canadian operations present unique risks and uncertainties, different from or in addition to those we face in our domestic operations.

     Through our wholly-owned Canadian subsidiary, MGV Energy Inc., we have entered into joint ventures with other companies to explore for and develop coal bed methane reserves on lands in Southern Alberta owned or controlled by our joint venture partners. We share exploratory and evaluation costs with our joint venture partners, each of which has substantially greater financial and other resources than we do. Our exploration results to date have been encouraging, prompting acceleration of our scheduled activities, expansion into other areas and increases in capital expenditures. Capital expenditures relating to our Canadian operations are budgeted to be approximately $23,000,000 in 2002, constituting approximately 29% of our total budgeted capital expenditures.

     If our revenues decrease as a result of lower natural gas or crude oil prices or otherwise, we may have difficulty satisfying existing commitments for capital expenditures or limited ability to participate in further increases in capital expenditures that may be proposed by our joint venture partners. In the event additional capital resources are unavailable to us, we may curtail our acquisition, development drilling and other activities outside of Canada in order to keep pace with drilling activities within our joint ventures.

     Our joint venture programs are still in their early stages and further pilot work and evaluation will be necessary to enable us to determine the appropriate pace of development and timing of capital expenditures. While initial test results indicate that net recoverable reserves on joint venture lands could be substantial, we can offer you no assurance that development will occur as scheduled or that actual results will be in accordance with estimates.

     Risks of our operations in Canada include, among other things, increases in taxes and governmental royalties, changes in laws and policies governing operations of foreign-based companies, currency restrictions and exchange rate fluctuations. Our Canadian operations may also be adversely affected by laws and policies of the United States affecting foreign trade and taxation.

We  are  vulnerable  to  operational   hazards,   transportation   dependencies,
regulatory risks and other uninsured risks associated with our activities.

     The oil and gas business involves operating hazards such as well blowouts, craterings, explosions, uncontrollable flows of crude oil, natural gas or well fluids, fires, formations with abnormal pressures, pipeline ruptures or spills, pollution, releases of toxic gas and other environmental hazards and risks, any of which could cause us to experience substantial losses. Also, the availability of a ready market for our natural gas and crude oil production depends on the proximity of reserves to, and the capacity of, natural gas and crude oil gathering systems, pipelines and trucking or terminal facilities.

     Federal and state regulation of oil and gas production and transportation, tax and energy policies, changes in supply and demand and general economic conditions all could adversely affect our ability to produce and market our natural gas and crude oil. In addition, we may be liable for environmental damage caused by previous owners of properties purchased or leased by us.

     As a result of operating hazards, regulatory risks and other uninsured risks, we could incur substantial liabilities to third parties or governmental entities, the payment of which could reduce or eliminate funds available for exploration, development or acquisitions. According to customary industry practices, we maintain insurance against some, but not all, of such risks and losses. The occurrence of an event that is not covered, or not fully covered, by insurance could have a material adverse effect on our business, financial condition and results of operations. In addition, pollution and environmental risks generally are not fully insurable.

We may be unable to make additional acquisitions of producing properties or successfully integrate them into our operations.

     Our growth in recent years has been due in significant part to acquisitions of producing properties. We expect to continue to evaluate and, where appropriate, pursue acquisition opportunities on terms our management considers to be favorable to us. We cannot assure you that we will be able to identify suitable acquisitions in the future, or that we will be able to finance these acquisitions on favorable terms or at all. In addition, we compete against other companies for acquisitions, and we cannot assure you that we will be successful in the acquisition of any material property interests. Further, we cannot assure you that any future acquisitions that we make will be integrated successfully into our operations or will achieve desired profitability objectives.

     The successful acquisition of producing properties requires an assessment of recoverable reserves, exploration potential, future oil and gas prices, operating costs, potential environmental and other liabilities and other factors beyond our control. These assessments are necessarily inexact and their accuracy inherently uncertain, and such a review may not reveal all existing or potential problems, nor will it necessarily permit us to become sufficiently familiar with the properties to fully assess their merits and deficiencies. Inspections may not always be performed on every well, and structural and environmental problems are not necessarily observable even when an inspection is undertaken.

     In addition, significant acquisitions can change the nature of our operations and business depending upon the character of the acquired properties, which may be substantially different in operating and geological characteristics or geographic location than existing properties. While our current operations are located primarily in Michigan, Montana, Wyoming, Indiana and Canada, we cannot assure you that we will not pursue acquisitions or properties located in other locations.

The failure to replace our reserves could adversely affect our production and cash flows.

     Our future success depends upon our ability to find, develop or acquire additional oil and gas reserves that are economically recoverable. Our proved reserves, which are primarily in the mature Michigan basin, will generally decline as reserves are depleted, except to the extent that we conduct successful exploration or development activities or acquire properties containing proved reserves, or both. In order to increase reserves and production, we must continue our development drilling and recompletion programs or undertake other replacement activities. Our current strategy is to maintain our focus on low-cost operations while increasing our reserve base, production and cash flow through acquisitions of producing properties where we can utilize our experience as a low-cost operator and use available cash flows to continue to exploit our existing properties. We cannot assure you, however, that our planned development projects and acquisition activities will result in significant additional reserves or that we will have continuing success drilling productive wells at low finding and development costs. Furthermore, while our revenues may increase if prevailing oil and gas prices increase significantly, our finding costs for additional reserves also could increase.

We cannot control the activities on properties we do not operate.

     Other companies operate some of the properties in which we have an interest. As a result, we have a limited ability to exercise influence over operations for these properties or their associated costs. Our dependence on the operator and other working interest owners for these projects and our limited ability to influence operations and associated costs could materially adversely affect the realization of our targeted returns on capital in drilling or acquisition activities. As a result, the success and timing of our drilling and development activities on properties operated by others depend upon a number of factors that are outside of our control, including:

     o    timing and amount of capital expenditures;

     o    the operator's expertise and financial resources;

     o    approval of other participants in drilling wells; and

     o    selection of technology.

The loss of key personnel could adversely affect our ability to operate.

     Our operations are dependent on a relatively small group of key management and technical personnel. We cannot assure you that these individuals will remain with us for the immediate or foreseeable future. The unexpected loss of the services of one or more of these individuals could have a detrimental effect on us.

Competition in our industry is intense, and we are smaller and have a more limited operating history than most of our competitors.

     We compete with major and independent oil and gas companies for property acquisitions. We also compete for the equipment and labor required to operate and develop these properties. Most of our competitors have substantially greater financial and other resources than we do. In addition, larger competitors may be able to absorb the burden of any changes in federal, state and local laws and regulations more easily than we can, which would adversely affect our competitive position. These competitors may be able to pay more for exploratory prospects and productive natural gas and oil properties and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than we can. Our ability to explore for oil and gas prospects and to acquire additional properties in the future will depend on our ability to conduct operations, to evaluate and select suitable properties and to complete transactions in this highly competitive environment. Furthermore, the oil and gas industry competes with other industries in supplying the energy and fuel needs of industrial, commercial, and other consumers.

Leverage materially affects our operations.

     As of March 31, 2002 our long-term debt was $250,227,000, including $195,000,000 outstanding under our bank credit facility, $50,887,000 outstanding under our subordinated notes (as reduced by a fair value adjustment of
$2,113,000 according to FAS 133) and $4,340,000 of other debt. We had $14,481,422 of available borrowing capacity under our bank credit facility. The borrowing base limitation on our credit facility is periodically redetermined. Redeterminations occur on May 1 and November 1 of each year. Upon a redetermination that reduces the borrowing base below the outstanding debt, we could be forced to repay a portion of our bank debt. We may not have sufficient funds to make such repayments.

     Our level of debt affects our operations in several important ways, including the following:

     o a large portion of our cash flow from operations is used to pay interest on borrowings;

     o the covenants contained in the agreements governing our debt limit our ability to borrow additional funds or to dispose of assets;

     o the covenants contained in the agreements governing our debt may affect our flexibility in planning for, and reacting to, changes in business conditions;

     o a high level of debt may impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate or other purposes;

     o our leveraged financial position may make us more vulnerable to economic downturns and may limit our ability to withstand competitive pressures, despite our entry into long-term gas contracts and hedging arrangements to reduce our exposure;

     o any debt that we incur under our bank credit facility will be at variable rates, making us vulnerable to increases in interest rates, to the extent those rates are not hedged; and

     o a high level of debt will affect our flexibility in planning for or reacting to changes in market conditions.

     In addition, we may significantly alter our capitalization in order to make future acquisitions or develop our properties. These changes in capitalization may significantly increase our level of debt. A higher level of debt increases the risk that we may default on our debt obligations. Our ability to meet debt obligations and to reduce our level of debt depends on our future performance. General economic conditions and financial, business and other factors affect our operations and our future performance. Many of these factors are beyond our control.

     If we are unable to repay our debt at maturity out of cash on hand, we could attempt to refinance the debt or repay the debt with the proceeds of an equity offering. We cannot assure you that we will be able to generate sufficient cash flow to pay the principal or interest on our debt or that future borrowing or equity financing will be available to pay or refinance the debt. The terms of our debt may also prohibit us from taking these actions. Factors that will affect our ability to raise cash through an offering of our capital stock or a refinancing of our debt include financial market conditions and our market value and operations performance at the time of the offering or other financing. We cannot assure you that any offering or refinancing can be successfully completed.

Several companies have entered into purchase contracts with us for a significant part of our production and if they default on these contracts, we could be materially and adversely affected.

     Several long-term contracts for the sale of a significant portion of our natural gas production are currently in place and account for a significant portion of our total revenues. We cannot assure you that the other parties to these contracts will continue to perform under the contracts. If the other parties were to default after taking delivery of our natural gas, it could have a material adverse effect on our cash flows for the period in which the default occurred. A default by the other parties prior to taking delivery of our natural gas could also have a material adverse effect on our cash flows for the period in which the default occurred depending on the prevailing market prices of natural gas at the time compared to the price required to be paid under the long-term contracts.

Our activities are regulated by complex laws and regulations, including environmental regulations, that can adversely affect the cost, manner or feasibility of doing business.

     Oil and gas operations are subject to various federal, state and local government laws and regulations which may be changed from time to time in response to economic or political conditions. Matters that are typically regulated include:

     o    discharge permits for drilling operations;

     o    drilling bonds;

     o    reports concerning operations;

     o    spacing of wells;

     o    unitization and pooling of properties;

     o    environmental protection; and

     o    taxation.

     From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and gas wells below actual production capacity to conserve supplies of natural gas and crude oil. We also are subject to changing and extensive tax laws, the effects of which cannot be predicted.

     The development, production, handling, storage, transportation and disposal of natural gas and crude oil, by-products and other substances and materials produced or used in connection with oil and gas operations are subject to laws and regulations primarily relating to protection of human health and the environment. The discharge of natural gas, crude oil or pollutants into the air, soil or water may give rise to significant liabilities on our part to the government and third parties and may result in the assessment of civil or criminal penalties or require us to incur substantial costs of remediation.

     Legal and tax requirements frequently are changed and subject to interpretation, and we are unable to predict the ultimate cost of compliance with these requirements or their effect on our operations. We cannot assure you that existing laws or regulations, as currently interpreted or reinterpreted in the future, or future laws or regulations, will not materially adversely affect our business, results of operations and financial condition.

     Internal Revenue Code Section 29 income tax benefits are due to expire at the end of 2002. Unless new legislation extends the benefits, our income will be lower starting in 2003. During 2001 and 2000, we recorded revenue of $10,895,000 and $8,273,000, respectively, from Section 29 benefits and anticipate recording $10,100,000 in 2002 from these credits.

Hedging our production may result in losses.

     To reduce our exposure to fluctuations in the prices of natural gas and crude oil, we have entered into long-term gas contracts and hedging arrangements. These hedging arrangements expose us to risk of financial loss in some circumstances, including the following:

     o    our production is materially less than expected; or

     o the other parties to the hedging contracts fail to perform their contract obligations.

     In addition, these hedging arrangements may limit the benefit we would receive from increases in the prices for natural gas and crude oil in the following instances:

     o there is a change in the expected difference between the underlying price in the hedging agreement and actual prices received; or

     o a sudden unexpected event materially impacts natural gas or crude oil prices.

     Furthermore, if we choose not to engage in hedging arrangements in the future, we may be more adversely affected by changes in natural gas and crude oil prices than our competitors who engage in hedging arrangements.

A small number of existing stockholders control our company, which could limit your ability to influence the outcome of stockholder votes.

     Members of the Darden family, together with Mercury Exploration Company and Quicksilver Energy, L.C., companies primarily owned by the members of the Darden family, beneficially own on the date of this prospectus approximately 49.5% of our common stock. As a result, these entities and individuals may be able to control the outcome of stockholder votes, including votes concerning the election of directors, the adoption or amendment of provisions in our charter or bylaws and the approval of mergers and other significant corporate transactions.

A large number of our outstanding shares and shares to be issued upon exercise of our outstanding warrants and options may be sold into the market in the future, which could cause the market price of our common stock to drop significantly, even if our business is doing well.

     Our shares that are eligible for future sale may have an adverse effect on the price of our stock. There were 19,892,577 shares of our common stock outstanding as of June 30, 2002, including 227,421 shares issuable upon exchange of exchangeable shares issued by MGV Energy Inc., one of our subsidiaries. Approximately 9,750,000 of these shares are freely tradeable without substantial restriction or the requirement of future registration under the Securities Act of 1933. In addition, as of June 30, 2002 we had the following warrants and options outstanding to purchase shares of our common stock:

     o    Warrants to purchase 5,750 shares at 10 cents per share;

     o    Options to purchase 323,390 shares at $3.6875 per share;

     o    Options to purchase 13,333 shares at $7.00 per share;

     o    Options to purchase 295,875 shares at $7.125 per share;

     o    Options to purchase 22,800 shares at $9.80 per share;

     o    Options to purchase 57,501 shares at $16.04 per share;

     o    Options to purchase 9,800 shares at $16.50 per share; and

     o    Options to purchase 65,035 shares at $17.02 per share.

Sales of substantial amounts of common stock, or a perception that such sales could occur, and the existence of options or warrants to purchase shares of common stock at prices that may be below the then current market price of the common stock, could adversely affect the market price of our common stock and could impair our ability to raise capital through the sale of our equity securities.

Our restated certificate of incorporation contains provisions that could discourage an acquisition or change of control without our board of directors' approval.

     Our restated certificate of incorporation authorizes our board of directors to issue preferred stock without stockholder approval. If our board of directors elects to issue preferred stock, it could be more difficult for a third party to acquire control of us, even if that change of control might be beneficial to stockholders. Our restated certificate also provides for a classified board of directors. This staggered election approach makes more difficult and discourages a proxy contest or the assumption of control by a substantial stockholder and thus increases the likelihood that incumbent directors will retain their positions.

                           FORWARD-LOOKING STATEMENTS

     Some statements made by us in this prospectus and incorporated by reference from documents filed with the SEC are "forward-looking statements." Statements or assumptions related to or underlying such forward-looking statements include, without limitation, statements regarding:

     o the quality of our properties with regard to, among other things, the existence of oil and gas reserves in economic quantities;

     o    our  ability  to  increase  our  reserves   through   exploration  and
          development;

     o the number of locations to be drilled and the time frame within which they will be drilled;

     o    future prices of natural gas and crude oil;

     o    anticipated domestic demand for natural gas; and

     o    the adequacy of our capital resources and liquidity.

     Risks,  uncertainties  and other  factors  may cause our actual  results to differ materially from anticipated results expressed or implied by these prospective statements and we undertake no obligation to update them. The most significant of these risks, uncertainties and other factors are discussed under "Risk Factors" in this prospectus and in sections of documents we incorporate by reference, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business and Properties." You are urged to carefully consider these factors.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC as required by the Securities Exchange Act of 1934. You may inspect those reports, proxy statements and other information at the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0300 for further information on the public reference rooms. You may also obtain copies of those materials from the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Our SEC filings are available to the public over the Internet or at the SEC's web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. This prospectus incorporates by reference the documents set forth below that we previously filed with the SEC. These documents contain important information about us.

     The following documents that we have filed or will file with the SEC are incorporated by reference into this prospectus:

     o Our Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

     o    Our  Quarterly  Report on Form 10-Q for the  quarter  ended  March 31,
          2002;

     o    Our Current Report on Form 8-K filed on April 3, 2002;

     o    Our Proxy Statement filed April 29, 2002;

     o The description of our common stock and preferred stock contained in our Form 8-A filed October 11, 2001; and

     o All other documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to termination of this offering of common stock.

     You may request a copy of any of these documents, except exhibits to the documents (unless the exhibits are specifically incorporated by reference), at no cost, by writing or telephoning us at the following address:

                           Quicksilver Resources Inc.
                       777 West Rosedale Street, Suite 300
                             Fort Worth, Texas 76104
                                 (817) 665-5000

                           QUICKSILVER RESOURCES INC.

     Quicksilver is an independent energy company engaged in the acquisition, development, exploration, production and sale of natural gas and crude oil and the gathering, processing and transmission of natural gas. Our producing properties are located principally in the states of Michigan, where we are the largest independent natural gas producer, Wyoming, Montana and Indiana. We acquired our first significant properties in Canada in August 1999. Over the past five years, we have significantly increased our proved reserves and production. We have accomplished this growth primarily through the acquisition of reserves in well-established producing areas followed by aggressive exploitation and development drilling and the purchase of additional interests in those or nearby similar properties. Our properties are located in well-established producing areas that have long productive histories and typically exhibit low annual decline rates.

                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the common stock by the selling stockholder.

                               SELLING STOCKHOLDER

     The selling stockholder who is offering the 750,000 shares of the common stock covered by this prospectus is Mercury Exploration Company. Mercury purchased these shares in 1999 from Trust Company of the West. We issued the shares to Trust Company of the West in 1998 in exchange for a credit against indebtedness we owed to that company. The table below sets out the number of our shares held by Mercury before and after this offering, the number of our shares covered by this prospectus and other information concerning Mercury's beneficial ownership of shares of our common stock. Mercury may sell none, some or all of the shares of common stock offered by this prospectus.

                        Beneficial Share Ownership                                    Beneficial Share Ownership
                       Before Completion of Offering                                 After Completion of Offering
Selling Stockholder   Number of                           Shares of Common Stock     Number of
       Name           Shares(1)      Percent of Class      Covered by Prospectus      Shares        Percent of Class
       ----           ---------      ----------------      ---------------------      ------        ----------------
Mercury Exploration   5,127,517            25.80%                 750,000            4,377,517           22.03%
       Company




(1) Each of Thomas F. Darden, Glenn Darden and Anne Darden Self are directors and stockholders of Mercury and share voting and investment power with respect to the 5,127,517 shares of our common stock beneficially owned by Mercury. Thomas F. Darden is our Chairman of the Board and one of our directors. Glenn Darden is our President and one of our directors. Anne Darden Self is our Vice President-Human Resources and one of our directors. Members of the Darden family, together with Mercury and Quicksilver Energy, L.C., companies primarily owned by the Darden family, beneficially own as of the date of this prospectus approximately 49.5% of our common stock.

     Mercury has advised us that the distribution of the shares of common stock offered in this prospectus by Mercury may be effected from time to time in one or more transactions (which may involve block transactions) on the New York Stock Exchange or in transactions otherwise than on that exchange or in any combination of transactions. Sales may be effected at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. Mercury may sell shares to or through broker-dealers in transactions involving one or more of the following:

     o a block trade in which the broker-dealer attempts to sell the shares as agent but, to facilitate the transaction, may position and resell a portion of the block as principal;

     o    purchases  by  a   broker-dealer   as  principal  and  resale  by  the
          broker-dealer for its own account; or

     o ordinary brokerage transactions in which the broker-dealer solicits purchases.

     Broker-dealers participating in the distribution of shares may be deemed to be underwriters under the Securities Act of 1933, and any discounts or commissions received by the broker-dealers and any profit on the resale of the shares may be deemed to be underwriting discounts or commissions under the Securities Act of 1933.

     Any of the shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under that Rule rather than pursuant to this prospectus.

     Upon notification by Mercury of any material arrangement to sell shares through a secondary distribution, or a purchase by a broker-dealer, we will file a supplement to this prospectus, if required, to disclose among other things the names of the broker-dealers, the number of shares involved, the price at which the shares will be sold and the commissions paid or the discounts or concessions allowed to the broker-dealers.

     We cannot assure you that Mercury will sell any or all of the common stock offered by this prospectus.

                               RECENT DEVELOPMENTS

Renewal of Credit Facility.

     On May 13, 2002, our three-year revolving credit facility was amended to mature on May 13, 2005. It permits us to obtain revolving credit loans and to issue letters of credit for our account from time to time in an aggregate amount not to exceed $250,000,000. The borrowing base as of May 13, 2002 was $210,000,000 and is subject to semi-annual redetermination. At our option, loans may be prepaid, and revolving credit commitments may be reduced in whole or in part at any time in minimum amounts. We can designate the interest rate on amounts outstanding at either the London InterBank Offered Rate (LIBOR) + 1.875% or the bank prime rate. On July 2, 2002, our interest rate was set at 3.735% through October 2, 2002 on $177,000,000. The collateral for the credit facility consists of substantially all of our existing assets and any future reserves acquired. The credit facility prohibits the declaration or payment of dividends by us and contains other restrictive covenants, which, among other things, require the maintenance of a minimum current ratio. We currently are in compliance with all such restrictions. As of May 13, 2002, we had $21,386,000 available under the credit facility.

Voyager Compression Services, LLC.

     We own 65% of Voyager Compression Services, LLC, a gas compression company. Mercury Exploration Company owns 33% of Voyager, and Jeff Cook, one of our officers, owns the remaining 2%. Voyager is currently engaged in negotiations for the sale of all of its compressor fabrication assets to an unrelated third party. Voyager plans to sell its remaining assets prior to the end of 2002. As a result of the disposition of Voyager's assets and the discontinuation of its business, we expect to recognize a loss on our investment in Voyager of up to $600,000.

                            VALIDITY OF COMMON STOCK

     Our counsel, Cantey & Hanger, L.L.P., Fort Worth, Texas, will give a legal opinion as to the validity of our shares of common stock.

                                     EXPERTS

     The information incorporated by reference in this prospectus from our Annual Report on Form 10-K for the year ended December 31, 2001, regarding the estimated quantities of proved reserves of our oil and gas properties, the future net cash flows from those reserves and the present values of those cash flows is derived from reserve reports prepared or reviewed by Holditch-Reservoir Technologies Consulting Services. The information is incorporated by reference in this prospectus in reliance upon the authority of said firm as experts in matters contained in the reports.

     The consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2001, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     With respect to the unaudited interim financial information for the periods ended March 31, 2002 and 2001 which are incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their report included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for its reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Set forth below is an estimate of the approximate amount of the fees and expenses expected to be incurred by us in connection with the offering described in this registration statement. No part of the fees and expenses will be paid by the selling stockholder.

         Registration Fee.............................................$1,605

         Legal Fees and Expenses......................................20,000

         Accounting Fees and Expenses..................................5,000

         Printing and Duplicating Expenses...............................500

         Miscellaneous................................................ 1,000
                                                                      ------
Total................................................................$28,105
                                                                      ======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     We are incorporated in Delaware. Under Section 145 of the Delaware General Corporation Law (the "DGCL"), a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses and liabilities incurred in any such action, suit or proceedings so long as they acted in good faith and in a manner that they reasonably believed to be in, or not opposed to, the best interests of such corporation, and with respect to any criminal action if they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of such corporation, however, indemnification is generally limited to attorneys' fees and other expenses and is not available if such person is adjudged to be liable to such corporation unless the court determines that indemnification is appropriate. A Delaware corporation also has the power to purchase and maintain insurance for such persons. Our restated certificate of incorporation and bylaws permit indemnification of directors and officers to the fullest extent permitted by
Section 145 of the DGCL. Reference is made to our restated certificate of incorporation and bylaws.

     Additionally, we have acquired directors and officers insurance in the amount of $8,000,000, which includes coverage for liability under the federal securities laws.

     Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provisions may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the DGCL or
(iv) for any transaction from which the director derived an improper personal benefit. Our restated certificate of incorporation contains such a provision.

     The above discussion of our restated certificate of incorporation, bylaws and Sections 102(b)(7) and 145 of the DGCL is not intended to be exhaustive and is qualified in its entirety by such restated certificate of incorporation, bylaws and statutes.

ITEM 16. EXHIBITS.

Exhibit
Number     Description

5.1        Opinion of Cantey & Hanger, L.L.P. regarding legality.
15.1       Awareness Letter of Deloitte & Touche LLP.
23.1       Consent of Deloitte & Touche LLP.
23.2       Consent of Holditch-Reservoir Technologies Consulting Services.
23.3 Consent of Cantey & Hanger, L.L.P. (set forth in their opinion filed as Exhibit 5.1).
24.1       Powers of attorney (set forth on the signature page).

ITEM 17. UNDERTAKINGS.

     We hereby undertake:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (b) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

     (d) That, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, we certify that we have reasonable grounds to believe that we meet all the requirements for filing on Form S-3 and have duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on July 10, 2002.

                                 QUICKSILVER RESOURCES INC.


                                 By:  /s/ Glenn Darden
                                     ------------------------------------
                                          Glenn Darden
                                          President

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Glenn Darden and Bill Lamkin his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any additional registration statements pursuant to Rule 462(b), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated and on the 10th day of July, 2002.


/s/ Glenn Darden                             July 10, 2002
_______________________________          _______________________________
Glenn Darden                             Date
Director, President and Chief
Executive Officer


/s/ Thomas F. Darden                         July 10, 2002
_______________________________          _______________________________
Thomas F. Darden                         Date
Director and Chairman of the Board


/s/ D. Randall Kent                          July 10, 2002
_______________________________          _______________________________
D. Randall Kent                          Date
Director


/s/ James A. Hughes                          July 10, 2002
_______________________________          _______________________________
James A. Hughes                          Date
Director


/s/ Steven M. Morris                         July 10, 2002
_______________________________          _______________________________
Steven M. Morris                         Date
Director


/s/ W. Yandell Rogers, III                   July 10, 2002
_______________________________          _______________________________
W. Yandell Rogers, III                   Date
Director

/s/ Anne Darden Self                         July 10, 2002
_______________________________          _______________________________
Anne Darden Self                         Date
Director


/s/ Bill Lamkin                              July 10, 2002
_______________________________          _______________________________
Bill Lamkin                              Date
Executive Vice President,
Chief Financial Officer
and Secretary


/s/ Wayne Blair                              July 10, 2002
_______________________________          _______________________________
Wayne Blair                              Date
Vice President and Chief
Accounting Officer

                                  EXHIBIT INDEX


Exhibit
Number   Description

5.1      Opinion of Cantey & Hanger, L.L.P. regarding legality.
15.1     Awareness Letter of Deloitte & Touche LLP.
23.1     Consent of Deloitte & Touche LLP.
23.2     Consent of Holditch-Reservoir Technologies Consulting Services.
23.3 Consent of Cantey & Hanger, L.L.P. (set forth in their opinion filed as Exhibit 5.1).
24.1     Powers of attorney (set forth on the signature page).